The information in this preliminary pricing supplement is not complete and may be changed. This preliminary pricing supplement and the accompanying product supplement, prospectus supplement and prospectus are not an offer to sell these securities, nor are they soliciting an offer to buy these securities, in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JANUARY 22, 2026

Filed Pursuant to Rule 424(b)(2) Registration Statement Nos. 333-270327 and 333-270327-01

January    , 2026

Medium-Term Senior Notes, Series N

Pricing Supplement No. 2026-USNCH30059 to Product Supplement No. EA-08-02
dated March 23, 2023 and Prospectus Supplement and Prospectus each dated March 7, 2023

Citigroup Global Markets Holdings Inc. All Payments Due from Citigroup Global Markets Holdings Inc. Fully and Unconditionally Guaranteed by Citigroup Inc.
Market Linked Securities—Auto-Callable with Contingent Coupon with Memory Feature and Contingent Downside Principal at Risk Securities Linked to the ARK Genomic Revolution ETF due February 2, 2029

■  Linked to the ARK Genomic Revolution ETF (the “underlying”)

■  Unlike ordinary debt securities, the securities do not provide for fixed payments of interest, do not repay a fixed amount of principal at maturity and are subject to potential automatic redemption prior to maturity upon the terms described below.  Whether the securities pay a contingent coupon, whether the securities are automatically redeemed prior to maturity and, if they are not automatically redeemed, whether you are repaid the stated principal amount of your securities at maturity will depend in each case on the closing value of the underlying on the relevant calculation day.

■  Contingent Coupon.  The securities will pay a contingent coupon on a quarterly basis until the earlier of maturity or automatic redemption if, and only if, the closing value of the underlying on the relevant calculation day is greater than or equal to the coupon threshold value.  If the closing value of the underlying on one or more calculation days is less than the coupon threshold value and, on a subsequent calculation day, the closing value of the underlying on that subsequent calculation day is greater than or equal to the coupon threshold value, the securities will pay the contingent coupon payment due for that subsequent calculation day plus all previously unpaid contingent coupon payments (without interest on amounts previously unpaid). If the closing value of the underlying on a calculation day is less than the coupon threshold value, you will not receive any contingent coupon on the relevant contingent coupon date.  In addition, if the closing value of the underlying on a calculation day is less than the coupon threshold value and the closing value of the underlying on each subsequent calculation day up to and including the final calculation day is less than the coupon threshold value, you will not receive the unpaid contingent coupon payments in respect of those calculation days.  If the closing value of the underlying is less than the coupon threshold value on every calculation day, you will not receive any contingent coupons throughout the entire term of the securities. The contingent coupon rate will be determined on the pricing date and will be at least 11.60% per annum.

■  Automatic Redemption.  If the closing value of the underlying on any potential autocall date from April 2026 to October 2028, inclusive, is greater than or equal to the starting value, we will automatically redeem the securities for the stated principal amount plus the related contingent coupon payment and any previously unpaid contingent coupon payments.

■  Potential Loss of Principal.  If the securities are not automatically redeemed prior to maturity, you will receive the stated principal amount at maturity if, and only if, the closing value of the underlying on the final calculation day is greater than or equal to the downside threshold value.  If the closing value of the underlying on the final calculation day is less than the downside threshold value, you will lose a significant portion, and possibly all, of the stated principal amount of your securities.

■  The coupon threshold value and downside threshold value for the underlying are each equal to 60% of the starting value

■  If the securities are not automatically redeemed prior to maturity, you will have full downside exposure to the underlying from the starting value if the closing value on the final calculation day is less than the downside threshold value, but you will not participate in any appreciation of the underlying and will not receive any dividends on the underlying

■  All payments on the securities are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc.; if Citigroup Global Markets Holdings Inc. and Citigroup Inc. default on their obligations, you could lose a significant portion or all of your investment

■  The securities will not be listed on any securities exchange and, accordingly, may have limited or no liquidity.  You should not invest in the securities unless you are willing to hold them to maturity

The securities have complex features and investing in the securities involves risks not associated with an investment in conventional debt securities. See “Summary Risk Factors” beginning on page PS-8 and “Risk Factors” beginning on page PS-5 of the accompanying product supplement and beginning on page S-1 of the accompanying prospectus supplement.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the securities or determined that this pricing supplement or the accompanying product supplement, prospectus supplement and prospectus are truthful or complete. Any representation to the contrary is a criminal offense.

The securities are unsecured debt obligations issued by Citigroup Global Markets Holdings Inc. and guaranteed by Citigroup Inc. All payments due on the securities are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc. None of Wells Fargo Securities, LLC (“Wells Fargo”) or any of its affiliates will have any liability to the purchasers of the securities in the event Citigroup Global Markets Holdings Inc. defaults on its obligations under the securities and Citigroup Inc. defaults on its guarantee obligations.  The securities are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

	Per Security	Total
Public Offering Price(1)	$1,000.00	$
Maximum Underwriting Discount and Commission(2)(3)	$22.25	$
Proceeds to Citigroup Global Markets Holdings Inc.(2)	$977.75	$

(1) Citigroup Global Markets Holdings Inc. currently expects that the estimated value of the securities on the pricing date will be at least $898.50 per security, which will be less than the public offering price.  The estimated value of the securities is based on Citigroup Global Markets Inc.’s (“CGMI”) proprietary pricing models and our internal funding rate. It is not an indication of actual profit to CGMI or other of our affiliates, nor is it an indication of the price, if any, at which any person may be willing to buy the securities from you at any time after issuance.  See “Valuation of the Securities” in this pricing supplement.

(2) CGMI, an affiliate of Citigroup Global Markets Holdings Inc., as the lead agent for the offering, expects to sell the securities to Wells Fargo, as agent. Wells Fargo will receive an underwriting discount and commission of up to 2.225% ($22.25) for each security it sells. Wells Fargo may pay selected dealers, which may include Wells Fargo Advisors (“WFA”) (the trade name of the retail brokerage business of its affiliates, Wells Fargo Clearing Services, LLC and Wells Fargo Advisors Financial Network, LLC), a fixed selling commission of 1.75% ($17.50) for each security they sell.  In addition to the selling commission allowed to WFA, Wells Fargo may pay $0.75 per security of the underwriting discount and commission to WFA as a distribution expense fee for each security sold by WFA. The total underwriting discount and commission and proceeds to Citigroup Global Markets Holdings Inc. shown above give effect to the actual underwriting discount and commission provided for the sale of the securities.  See “Supplemental Plan of Distribution” below and “Use of Proceeds and Hedging” in the accompanying prospectus for further information regarding how we have hedged our obligations under the securities. In addition, CGMI will pay to one or more electronic platform providers a fee of up to $0.60 for each security sold in this offering where related selected dealers and/or custodians implement or utilize such providers.

(3) In respect of certain securities sold in this offering, CGMI may pay a fee of up to $2.00 per security to selected securities dealers in consideration for marketing and other services in connection with the distribution of the securities to other securities dealers.

Citigroup Global Markets Inc.	Wells Fargo Securities

Market Linked Securities—Auto-Callable with Contingent Coupon with Memory Feature and Contingent Downside Principal at Risk Securities Linked to the ARK Genomic Revolution ETF due February 2, 2029

Terms of the Securities
Underlying:	The ARK Genomic Revolution ETF
Issuer:	Citigroup Global Markets Holdings Inc., a wholly owned subsidiary of Citigroup Inc.
Guarantee:	All payments due on the securities are fully and unconditionally guaranteed by Citigroup Inc.
Stated Principal Amount:	$1,000 per security. References in this pricing supplement to a “security” are to a security with a stated principal amount of $1,000.
Pricing Date*:	January 30, 2026
Issue Date*:	February 4, 2026
Calculation Days*:	The 30th day of each January, April, July and October, beginning in April 2026 and ending in January 2029, provided that the January 2029 calculation day will be the final calculation day. Each calculation day is subject to postponement if such date is not a trading day or certain market disruption events occur as described in the accompanying product supplement.
Final Calculation Day*:	January 30, 2029, subject to postponement
Maturity Date*:	February 2, 2029, subject to postponement as described in the accompanying product supplement.
Contingent Coupon Payment Dates:	The third business day after each calculation day (as each such calculation day may be postponed), except that the contingent coupon payment date following the final calculation day will be the maturity date.
Contingent Coupon (with Memory Feature):

On each contingent coupon payment date, unless previously redeemed, the securities will pay a contingent coupon at a per annum rate equal to the contingent coupon rate if and only if the closing value of the underlying on the immediately preceding calculation day is greater than or equal to the coupon threshold value. Each “contingent coupon payment,” if any, will be calculated per security as follows: ($1,000 × contingent coupon rate)/4. Any contingent coupon payment will be rounded to the nearest cent, with one-half cent rounded upward.  In addition, if the closing value of the underlying on one or more calculation days is less than the coupon threshold value and, on a subsequent calculation day, the closing value of the underlying on that subsequent calculation day is greater than or equal to the coupon threshold value, the securities will pay the contingent coupon payment due for that subsequent calculation day plus all previously unpaid contingent coupon payments (without interest on amounts previously unpaid).

If the closing value of the underlying on any calculation day is less than the coupon threshold value, you will not receive any contingent coupon payment on the immediately following contingent coupon payment date. In addition, if the closing value of the underlying on a calculation day is less than the coupon threshold value and the closing value of the underlying on each subsequent calculation day up to and including the final calculation day is less than the coupon threshold value, you will not receive the unpaid contingent coupon payments in respect of those calculation days.

Contingent Coupon Rate:	At least 11.60% per annum (to be determined on the pricing date).
Maturity Payment Amount:

If the securities are not automatically redeemed prior to maturity, you will receive at maturity for each security you then hold (in addition to the contingent coupon due at maturity and any previously unpaid contingent coupon payments, if due):

▪      if the closing value of the underlying on the final calculation day is greater than or equal to the downside threshold value: $1,000; or

▪      if the closing value of the underlying on the final calculation day is less than the downside threshold value:

$1,000 × the performance factor

If the closing value of the underlying on the final calculation day is less than the downside threshold value, you will receive significantly less than the stated principal amount of your securities, and possibly nothing, at maturity, and you will not receive any contingent coupon payment at maturity (including any previously unpaid contingent coupon payments).

Market Linked Securities—Auto-Callable with Contingent Coupon with Memory Feature and Contingent Downside Principal at Risk Securities Linked to the ARK Genomic Revolution ETF due February 2, 2029

Automatic Early Redemption:	If, on any potential autocall date, the closing value of the underlying is greater than or equal to the starting value, each security you then hold will be automatically redeemed on the immediately following contingent coupon payment date for an amount in cash equal to $1,000 plus the related contingent coupon payment and any previously unpaid contingent coupon payments.
Potential Autocall Dates:	Each calculation day beginning in April 2026 and ending in October 2028.
Starting Value:	$ , which is the closing value of the underlying on the pricing date.
Coupon Threshold Value:	$ , which is equal to 60% of the starting value.
Downside Threshold Value:	$ , which is equal to 60% of the starting value.
Performance Factor:	The closing value of the underlying on the final calculation day divided by the starting value
Calculation Agent:	CGMI
Denominations:	$1,000 and any integral multiple of $1,000.
CUSIP / ISIN:	17332TSM2 / US17332TSM26

* Expected. To the extent that the issuer makes any change to the expected pricing date or expected issue date, the calculation days and maturity date may also be changed in the issuer’s discretion to ensure that the term of the securities remains the same.

Market Linked Securities—Auto-Callable with Contingent Coupon with Memory Feature and Contingent Downside Principal at Risk Securities Linked to the ARK Genomic Revolution ETF due February 2, 2029

Additional Information

The terms of the securities are set forth in the accompanying product supplement, prospectus supplement and prospectus, as supplemented by this pricing supplement.  The accompanying product supplement, prospectus supplement and prospectus contain important disclosures that are not repeated in this pricing supplement.  For example, the accompanying product supplement contains important information about how the closing value of the underlying will be determined and other specified events with respect to the underlying. It is important that you read the accompanying product supplement, prospectus supplement and prospectus together with this pricing supplement in deciding whether to invest in the securities.  Certain terms used but not defined in this pricing supplement are defined in the accompanying product supplement.

When we refer to “we,” “us” and “our” in this pricing supplement, we refer only to Citigroup Global Markets Holdings Inc. and not to any of its affiliates, including Citigroup Inc.

You may access the product supplement and prospectus supplement and prospectus on the SEC website www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Product Supplement No. EA-08-02 dated March 23, 2023:

https://www.sec.gov/Archives/edgar/data/200245/000095010323004586/dp190173_424b2-wf0802.htm

•	Prospectus Supplement and Prospectus, each dated March 7, 2023:

https://www.sec.gov/Archives/edgar/data/200245/000119312523063080/d470905d424b2.htm

Market Linked Securities—Auto-Callable with Contingent Coupon with Memory Feature and Contingent Downside Principal at Risk Securities Linked to the ARK Genomic Revolution ETF due February 2, 2029

Investor Considerations

The securities are not appropriate for all investors. The securities may be an appropriate investment for investors who:

•	seek an investment with periodic contingent coupon payments equal to the amount indicated on the cover hereof until the earlier of maturity or automatic redemption, if, and only if, the closing value of the underlying on the relevant calculation day is greater than or equal to the coupon threshold value;

•	understand that if the closing value of the underlying on the final calculation day is less than the downside threshold value, they will be fully exposed to the decline in the underlying from the starting value and will receive significantly less than the stated principal amount, and possibly nothing, at maturity;

•	are willing to accept the risk that they may receive few or no contingent coupon payments over the term of the securities;

•	understand that the securities may be automatically redeemed prior to maturity and that the term of the securities may be limited;

•	understand and are willing to accept the full downside risks of the underlying;

•	are willing to forgo participation in any appreciation of the underlying and dividends on the underlying; and

•	are willing to hold the securities to maturity.

The securities may not be an appropriate investment for investors who:

•	seek a liquid investment or are unable or unwilling to hold the securities to maturity;

•	seek full return of the stated principal amount of the securities at maturity;

•	seek a security with a fixed term;

•	are unwilling to purchase securities with the estimated value set forth on the cover page;

•	are unwilling to accept the risk that the closing value of the underlying on the final calculation day may be less than the downside threshold value;

•	seek certainty of current income over the term of the securities;

•	seek exposure to the upside performance of the underlying;

•	are unwilling to accept the risk of exposure to the underlying;

•	are unwilling to accept the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc.; or

•	prefer the lower risk of fixed income investments with comparable maturities issued by companies with comparable credit ratings.

The considerations identified above are not exhaustive. Whether or not the securities are an appropriate investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the appropriateness of an investment in the securities in light of your particular circumstances. You should also review carefully the “Summary Risk Factors” herein and the “Risk Factors” in the accompanying product supplement for risks related to an investment in the securities. For more information about the underlying, please see the information provided below.

Market Linked Securities—Auto-Callable with Contingent Coupon with Memory Feature and Contingent Downside Principal at Risk Securities Linked to the ARK Genomic Revolution ETF due February 2, 2029

Determining Payment On A Contingent Coupon Payment Date and at Maturity

If the securities have not been previously automatically redeemed, on each contingent coupon payment date, you will either receive a contingent coupon payment (including any previously unpaid contingent coupon payments) or you will not receive a contingent coupon payment, depending on the closing value of the underlying on the related calculation day.

Determine whether a contingent coupon (including any previously unpaid contingent coupons) is paid on the applicable contingent coupon payment date based on the closing value of the underlying on the relevant calculation day, as follows:

If the relevant calculation day were also a potential autocall date and the closing value of the underlying on the relevant calculation day were greater than or equal to the starting value, the securities would be automatically redeemed on the applicable contingent coupon payment date for an amount in cash equal to $1,000 plus the related contingent coupon payment and any previously unpaid contingent coupon payments.

On the maturity date, if the securities have not been automatically redeemed prior to the maturity date, you will receive (in addition to the final contingent coupon payment and any previously unpaid contingent coupon payments, if due) a cash payment per security (the maturity payment amount) calculated as follows:

Market Linked Securities—Auto-Callable with Contingent Coupon with Memory Feature and Contingent Downside Principal at Risk Securities Linked to the ARK Genomic Revolution ETF due February 2, 2029

Hypothetical Payout Profile

The following profile illustrates the potential maturity payment amount on the securities (excluding the final contingent coupon payment and any previously unpaid contingent coupon payments, if due) for a range of hypothetical performances of the underlying from the starting value to the closing value on the final calculation day, assuming the securities have not been automatically redeemed prior to the maturity date. This graph has been prepared for purposes of illustration only. Your actual return on the securities will depend on the actual closing value of the underlying on the final calculation day and whether you hold your securities to the maturity date.

Market Linked Securities—Auto-Callable with Contingent Coupon with Memory Feature and Contingent Downside Principal at Risk Securities Linked to the ARK Genomic Revolution ETF due February 2, 2029

Summary Risk Factors

An investment in the securities is significantly riskier than an investment in conventional debt securities.  The securities are subject to all of the risks associated with an investment in our conventional debt securities (guaranteed by Citigroup Inc.), including the risk that we and Citigroup Inc. may default on our obligations under the securities, and are also subject to risks associated with the underlying.  Accordingly, the securities are appropriate only for investors who are capable of understanding the complexities and risks of the securities.  You should consult your own financial, tax and legal advisors as to the risks of an investment in the securities and the appropriateness of the securities in light of your particular circumstances.

The following is a summary of certain key risk factors for investors in the securities.  You should read this summary together with the more detailed description of risks relating to an investment in the securities contained in the section “Risk Factors” beginning on page PS-5 in the accompanying product supplement.  You should also carefully read the risk factors included in the accompanying prospectus supplement and in the documents incorporated by reference in the accompanying prospectus, including Citigroup Inc.’s most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q, which describe risks relating to the business of Citigroup Inc. more generally.

You May Lose A Significant Portion Or All Of Your Investment.

Unlike conventional debt securities, the securities do not provide for the repayment of the stated principal amount at maturity in all circumstances.  If the securities are not automatically redeemed prior to maturity, your maturity payment amount will depend on the closing value of the underlying on the final calculation day.  If the closing value of the underlying on the final calculation day is less than the downside threshold value, you will lose 1% of the stated principal amount of the securities for every 1% by which the underlying has declined from the starting value.  There is no minimum maturity payment amount on the securities, and you may lose up to all of your investment.

You Will Not Receive Any Contingent Coupon On The Contingent Coupon Payment Date Following Any Calculation Day On Which The Closing Value Of The Underlying Is Less Than The Coupon Threshold Value.

A contingent coupon payment will be made on a contingent coupon payment date if and only if the closing value of the underlying on the immediately preceding calculation day is greater than or equal to the coupon threshold value. If the closing value of the underlying is less than the coupon threshold value on any calculation day, you will not receive any contingent coupon payment on the immediately following contingent coupon payment date. You will receive a previously unpaid contingent coupon payment on a subsequent contingent coupon payment date if and only if the closing value of the underlying on the related calculation day is greater than or equal to the coupon threshold value. If the closing value of the underlying is below the coupon threshold value on each calculation day, you will not receive any contingent coupon payments over the term of the securities.

Higher Contingent Coupon Rates Are Associated With Greater Risk.

The securities offer contingent coupon payments at an annualized rate that, if all are paid, would produce a yield that is generally higher than the yield on our conventional debt securities of the same maturity. This higher potential yield is associated with greater levels of expected risk as of the pricing date for the securities, including the risk that you may not receive a contingent coupon payment on one or more, or any, contingent coupon payment dates and the risk that the securities will not be automatically redeemed and the value of what you receive at maturity may be significantly less than the stated principal amount of your securities and may be zero. The volatility of the underlying is an important factor affecting these risks. Greater expected volatility of the underlying as of the pricing date may result in a higher contingent coupon rate, but would also represent a greater expected likelihood as of the pricing date that (i) the closing value of the underlying on one or more calculation days will be less than the coupon threshold value, such that you will not receive one or more, or any, contingent coupon payments during the term of the securities and (ii) the securities will not be automatically redeemed and the closing value of the underlying on the final calculation day will be less than the downside threshold value, such that you will not be repaid the stated principal amount of your securities at maturity.

You May Not Be Adequately Compensated For Assuming The Downside Risk Of The Underlying.

The potential contingent coupon payments on the securities are the compensation you receive for assuming the downside risk of the underlying, as well as all the other risks of the securities. That compensation is effectively “at risk” and may, therefore, be less than you currently anticipate. First, the actual yield you realize on the securities could be lower than you anticipate because the coupon is “contingent” and you may not receive a contingent coupon payment on one or more, or any, of the contingent coupon payment dates. Second, the contingent coupon payments are the compensation you receive not only for the downside risk of the underlying, but also

Market Linked Securities—Auto-Callable with Contingent Coupon with Memory Feature and Contingent Downside Principal at Risk Securities Linked to the ARK Genomic Revolution ETF due February 2, 2029

for all of the other risks of the securities, including the risk that the securities may be automatically redeemed prior to maturity, interest rate risk and our and Citigroup Inc.’s credit risk.  If those other risks increase or are otherwise greater than you currently anticipate, the contingent coupon payments may turn out to be inadequate to compensate you for all the risks of the securities, including the downside risk of the underlying.

The Securities May Be Automatically Redeemed Prior To Maturity, Limiting Your Opportunity To Receive Contingent Coupon Payments.

On any potential autocall date, the securities will be automatically redeemed if the closing value of the underlying on that potential autocall date is greater than or equal to the starting value. Thus, the term of the securities may be limited.  If the securities are redeemed prior to maturity, you will not receive any additional contingent coupon payments.  Moreover, you may not be able to reinvest your funds in another investment that provides a similar yield with a similar level of risk.

The Securities Offer Downside Exposure To The Underlying, But No Upside Exposure To The Underlying.

You will not participate in any appreciation in the value of the underlying over the term of the securities. Consequently, your return on the securities will be limited to the contingent coupon payments you receive, if any, and may be significantly less than the return on the underlying over the term of the securities. In addition, as an investor in the securities, you will not receive any dividends or other distributions or have any other rights with respect to the underlying.

You Will Not Receive Dividends Or Have Any Other Rights With Respect To The Underlying.

You will not receive any dividends with respect to the underlying. This lost dividend yield may be significant over the term of the securities. The payment scenarios described in this pricing supplement do not show any effect of lost dividend yield over the term of the securities. In addition, you will not have voting rights or any other rights with respect to the underlying. If any change to the underlying is proposed, such as an amendment to the underlying’s organizational documents, you will not have the right to vote on such change. Any such change may adversely affect the market value of the underlying.

The Underlying Is Subject To Risks Associated With Actively Managed Funds.

The underlying is actively managed. Unlike a passively managed fund, an actively managed fund does not attempt to track an index or other benchmark, and the investment decisions for an actively managed fund are instead made by its investment adviser. The investment adviser of an actively managed fund may adopt a strategy or strategies that are significantly higher risk than the indexing strategy that would have been employed by a passively managed fund. As an actively managed fund, the underlying is subject to management risk. In managing an actively managed fund, the investment adviser of a fund applies investment strategies, techniques and analyses in making investment decisions for that fund, but there can be no guarantee that these actions will produce the intended results. The ability of the underlying’s investment adviser to successfully implement the underlying’s investment strategy will significantly influence the market price of the shares of the underlying and, consequently, the value of the securities.

The Underlying Is Subject To Risks Associated With Disruptive Innovation Companies.

The underlying’s investment strategy involves exposure to companies that the investment adviser believes are capitalizing on disruptive innovation and developing technologies to displace older technologies or create new markets (“disruptive innovation companies”). However, the companies selected by the investment adviser may not in fact do so. Companies that initially develop a novel technology may not be able to capitalize on the technology. Companies that develop disruptive technologies may face political or legal attacks from competitors, industry groups or local and national governments. These companies may also be exposed to risks applicable to sectors other than the disruptive innovation theme for which they are chosen, and the securities issued by these companies may underperform the securities of other companies that are primarily focused on a particular theme. The underlying may invest in companies that do not currently derive any revenue from disruptive innovations or technologies, and there is no assurance that any company will derive any revenue from disruptive innovations or technologies in the future. A disruptive innovation or technology may constitute a small portion of any company’s overall business. As a result, the success of a disruptive innovation or technology may not affect the value of the equity securities issued by that company.

The Underlying Is Subject To Risks Associated With The Healthcare Sector.

The assets of the underlying will be concentrated in the securities of issuers having their principal business activities in any industry or group of industries in the health care sector, including issuers having their principal business activities in the biotechnology industry. As a result, the value of the securities may be subject to greater volatility and be more adversely affected by a single economic, political

Market Linked Securities—Auto-Callable with Contingent Coupon with Memory Feature and Contingent Downside Principal at Risk Securities Linked to the ARK Genomic Revolution ETF due February 2, 2029

or regulatory occurrence affecting this sector than a different investment linked to securities of a more broadly diversified group of issuers in a less volatile industry. The health care sector may be affected by government regulations and government health care programs, restrictions on government reimbursement for medical expenses, increases or decreases in the cost of medical products and services and product liability claims, among other factors. Many health care companies are: (i) heavily dependent on patent protection and intellectual property rights and the expiration of a patent may adversely affect their profitability; (ii) subject to extensive litigation based on product liability and similar claims; and (iii) subject to competitive forces that may make it difficult to raise prices and, in fact, may result in price discounting. Many health care products and services may be subject to regulatory approvals. The process of obtaining these approvals may be long and costly, and delays or failure to receive these approvals may negatively impact the business of these companies. Additional or more stringent laws and regulations enacted in the future could have a material adverse effect on these companies in the health care sector. In addition, issuers in the health care sector include issuers having their principal activities in the biotechnology industry, medical laboratories and research, drug laboratories and research and drug manufacturers, which have the additional risks described below. A biotechnology company’s valuation can often be based largely on the potential or actual performance of a limited number of products and can accordingly be greatly affected if one of its products proves, among other things, unsafe, ineffective or unprofitable. Biotechnology companies are subject to regulation by, and the restrictions of, the U.S. Food and Drug Administration, the U.S. Environmental Protection Agency, state and local governments, and foreign regulatory authorities. Companies in the pharmaceutical industry can be significantly affected by, among other things, government approval of products and services, government regulation and reimbursement rates, product liability claims, patent expirations and protection and intense competition. These factors could affect the health care sector and could affect the value of the equity securities held by the underlying and the price of the underlying during the term of the securities, which may adversely affect the value of your securities.

The Underlying Is Subject To Risks Associated With Mid-Size, Small And Micro-Capitalization Stocks.

Some of the stocks included in the underlying have been issued by mid-size, small or micro-capitalization companies. Mid-size, small and micro-capitalization companies may be less able to withstand adverse economic, market, trade and competitive conditions relative to larger companies. Mid-size, small and micro-capitalization companies are less likely to pay dividends on their stocks, and the presence of a dividend payment could be a factor that limits downward stock price pressure under adverse market conditions.

The Underlying Is Subject To Risks Associated With Non-U.S. Markets.

Some of the stocks included in the underlying are issued by companies outside of the United States. Investments linked to the value of non-U.S. stocks involve risks associated with the securities markets in those countries, including risks of volatility in those markets, governmental intervention in those markets and cross-shareholdings in companies in certain countries. Also, there is generally less publicly available information about companies in some of these jurisdictions than about U.S. companies that are subject to the reporting requirements of the SEC. Further, non-U.S. companies are generally subject to accounting, auditing and financial reporting standards and requirements and securities trading rules that are different from those applicable to U.S. reporting companies. The prices of securities in foreign markets may be affected by political, economic, financial and social factors in those countries, or global regions, including changes in government, economic and fiscal policies and currency exchange laws. Moreover, the economies in such countries may differ favorably or unfavorably from the economy of the United States in such respects as growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency.

The Underlying Is Subject To Risks Associated With Emerging Markets.

Some of the stocks included in the underlying have been issued by companies in various foreign emerging markets. Foreign equity securities involve risks associated with the securities markets in foreign countries, including risks of volatility in those markets, governmental intervention in those markets and cross-shareholdings in companies in certain countries. There is also generally less publicly available information about foreign companies than about U.S. companies that are subject to the reporting requirements of the Securities and Exchange Commission, and foreign companies are subject to accounting, auditing and financial reporting standards and requirements different from those applicable to U.S. reporting companies. The prices of securities in foreign markets may be affected by political, economic, financial and social factors in those countries, or global regions, including changes in government, economic and fiscal policies and currency exchange laws. Stocks issued by companies in emerging markets may be subject to heightened risks, including risks of relatively unstable governments, nationalization of businesses, restrictions on foreign ownership, prohibitions on the repatriation of assets and less protection of property rights. The economies of countries with emerging markets may be based on only a few industries, be highly vulnerable to changes in local or global trade conditions and suffer from extreme and volatile debt burdens or inflation rates. Local securities markets may trade a small number of securities and be unable to respond effectively to increases in trading volume, potentially increasing price volatility. Moreover, the economies in such countries may differ unfavorably from the economy in the United States in such respects as growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency.

Market Linked Securities—Auto-Callable with Contingent Coupon with Memory Feature and Contingent Downside Principal at Risk Securities Linked to the ARK Genomic Revolution ETF due February 2, 2029

Fluctuations In Exchange Rates Will Affect The Closing Value Of The Underlying.

Because the underlying includes securities that trade outside the United States and the price of the underlying shares of the underlying is based on the U.S. dollar value of those securities, holders of the securities will be exposed to currency exchange rate risk with respect to each of the currencies in which such securities trade. Exchange rate movements for a particular currency are volatile and are the result of numerous factors specific to the relevant country, including the supply of, and the demand for, those currencies, as well as government policy, intervention or actions, but are also influenced significantly from time to time by political or economic developments, and by macroeconomic factors and speculative actions related to each applicable region. An investor’s net exposure will depend on the extent to which the currencies of the applicable countries strengthen or weaken against the U.S. dollar and the relative weight of each currency. If, taking into account such weighting, the dollar strengthens against the currencies of the securities held by the underlying, the price of the underlying shares of the underlying will be adversely affected for that reason alone and your return on the securities may be reduced. Of particular importance to potential currency exchange risk are: existing and expected rates of inflation; existing and expected interest rate levels; the balance of payments; and the extent of governmental surpluses or deficits in the applicable countries and the United States. All of these factors are in turn sensitive to the monetary, fiscal and trade policies pursued by the governments of the applicable countries and the United States and other countries important to international trade and finance.

The Performance Of The Securities Will Depend On The Closing Value Of The Underlying Solely On The Calculation Days, Which Makes The Securities Particularly Sensitive To Volatility In The Closing Value Of The Underlying.

Whether the contingent coupon will be paid on any given contingent coupon payment date (and whether any previously unpaid contingent coupon payments will be paid) and whether the securities will be automatically redeemed prior to maturity will depend on the closing value of the underlying solely on the applicable calculation days, regardless of the closing value of the underlying on other days during the term of the securities. If the securities are not automatically redeemed, what you receive at maturity will depend solely on the closing value of the underlying on the final calculation day, and not on any other day during the term of the securities. Because the performance of the securities depends on the closing value of the underlying on a limited number of dates, the securities will be particularly sensitive to volatility in the closing value of the underlying. You should understand that the closing value of the underlying has historically been highly volatile.

The Securities Are Subject To The Credit Risk Of Citigroup Global Markets Holdings Inc. And Citigroup Inc.

If we default on our obligations under the securities and Citigroup Inc. defaults on its guarantee obligations, you may not receive anything owed to you under the securities.

The Securities Will Not Be Listed On Any Securities Exchange And You May Not Be Able To Sell Them Prior To Maturity.

The securities will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the securities.  We have been advised that Wells Fargo currently intends to make a secondary market in relation to the securities.  However, Wells Fargo may suspend or terminate making a market without notice, at any time and for any reason.  If Wells Fargo suspends or terminates making a market, there may be no secondary market at all for the securities because it is likely that Wells Fargo will be the only broker-dealer that is willing to buy your securities prior to maturity.  Accordingly, an investor must be prepared to hold the securities until maturity.

The Estimated Value Of The Securities On The Pricing Date, Based On CGMI’s Proprietary Pricing Models And Our Internal Funding Rate, Is Less Than The Public Offering Price.

The difference is attributable to certain costs associated with selling, structuring and hedging the securities that are included in the public offering price.  These costs include (i) any selling concessions or other fees paid in connection with the offering of the securities, (ii) hedging and other costs incurred by us and our affiliates in connection with the offering of the securities and (iii) the expected profit (which may be more or less than actual profit) to CGMI or other of our affiliates and/or Wells Fargo or its affiliates in connection with hedging our obligations under the securities.  These costs adversely affect the economic terms of the securities because, if they were lower, the economic terms of the securities would be more favorable to you.  The economic terms of the securities are also likely to be adversely affected by the use of our internal funding rate, rather than our secondary market rate, to price the securities.  See “The Estimated Value Of The Securities Would Be Lower If It Were Calculated Based On Wells Fargo’s Determination Of The Secondary Market Rate With Respect To Us” below.

Market Linked Securities—Auto-Callable with Contingent Coupon with Memory Feature and Contingent Downside Principal at Risk Securities Linked to the ARK Genomic Revolution ETF due February 2, 2029

The Estimated Value Of The Securities Was Determined For Us By Our Affiliate Using Proprietary Pricing Models.

CGMI derived the estimated value disclosed on the cover page of this pricing supplement from its proprietary pricing models.  In doing so, it may have made discretionary judgments about the inputs to its models, such as the volatility of the underlying, the dividend yields on the underlying and interest rates. CGMI’s views on these inputs may differ from your or others’ views, and as an underwriter in this offering, CGMI’s interests may conflict with yours.  Both the models and the inputs to the models may prove to be wrong and therefore not an accurate reflection of the value of the securities.  Moreover, the estimated value of the securities set forth on the cover page of this pricing supplement may differ from the value that we or our affiliates may determine for the securities for other purposes, including for accounting purposes.  You should not invest in the securities because of the estimated value of the securities.  Instead, you should be willing to hold the securities to maturity irrespective of the initial estimated value.

The Estimated Value Of The Securities Would Be Lower If It Were Calculated Based On Wells Fargo’s Determination Of The Secondary Market Rate With Respect To Us.

The estimated value of the securities included in this pricing supplement is calculated based on our internal funding rate, which is the rate at which we are willing to borrow funds through the issuance of the securities. We expect that our internal funding rate is generally lower than Wells Fargo’s determination of the secondary market rate with respect to us, which is the rate that we expect Wells Fargo will use in determining the value of the securities for purposes of any purchases of the securities from you in the secondary market.  If the estimated value included in this pricing supplement were based on Wells Fargo’s determination of the secondary market rate with respect to us, rather than our internal funding rate, it would likely be lower.  We determine our internal funding rate based on factors such as the costs associated with the securities, which are generally higher than the costs associated with conventional debt securities, and our liquidity needs and preferences.  Our internal funding rate is not an interest rate that is payable on the securities.

Because there is not an active market for traded instruments referencing our outstanding debt obligations, Wells Fargo may determine the secondary market rate with respect to us for purposes of any purchase of the securities from you in the secondary market based on the market price of traded instruments referencing the debt obligations of Citigroup Inc., our parent company and the guarantor of all payments due on the securities, but subject to adjustments that Wells Fargo may deem appropriate.

The Estimated Value Of The Securities Is Not An Indication Of The Price, If Any, At Which Any Person May Be Willing To Buy The Securities From You In The Secondary Market.

Any such secondary market price will fluctuate over the term of the securities based on the market and other factors described in the next risk factor.  Moreover, unlike the estimated value included in this pricing supplement, we expect that any value of the securities determined for purposes of a secondary market transaction will be based on Wells Fargo’s determination of the secondary market rate with respect to us, which will likely result in a lower value for the securities than if our internal funding rate were used.  In addition, we expect that any secondary market price for the securities will be reduced by a bid-ask spread, which may vary depending on the aggregate stated principal amount of the securities to be purchased in the secondary market transaction, and may be reduced by the expected cost of unwinding related hedging transactions.  As a result, it is likely that any secondary market price for the securities will be less than the public offering price.

The Value Of The Securities Prior To Maturity Will Fluctuate Based On Many Unpredictable Factors.

The value of your securities prior to maturity will fluctuate based on the closing value of the underlying, the volatility of the closing value of the underlying, dividend yields on the underlying, interest rates generally, the time remaining to maturity and our and Citigroup Inc.’s creditworthiness, as reflected in our secondary market rate, among other factors described under “Risk Factors—General Risk Factors Relating To All Securities— The Value Of Your Securities Prior To Maturity Will Fluctuate Based On Many Unpredictable Factors” in the accompanying product supplement.  Changes in the closing value of the underlying may not result in a comparable change in the value of your securities. You should understand that the value of your securities at any time prior to maturity may be significantly less than the public offering price.

We Have Been Advised That, Immediately Following Issuance, Any Secondary Market Bid Price Provided By Wells Fargo, And The Value That Will Be Indicated On Any Brokerage Account Statements Prepared By Wells Fargo Or Its Affiliates, Will Reflect A Temporary Upward Adjustment.

The amount of this temporary upward adjustment will steadily decline to zero over the temporary adjustment period.  See “Valuation of the Securities” in this pricing supplement.

Market Linked Securities—Auto-Callable with Contingent Coupon with Memory Feature and Contingent Downside Principal at Risk Securities Linked to the ARK Genomic Revolution ETF due February 2, 2029

Our Offering Of The Securities Is Not A Recommendation Of The Underlying.

The fact that we are offering the securities does not mean that we or Wells Fargo or its affiliates believe that investing in an instrument linked to the underlying is likely to achieve favorable returns. In fact, as we and Wells Fargo and its affiliates are each part of respective global financial institutions, our affiliates and affiliates of Wells Fargo may have positions (including short positions) in the underlying or in instruments related to the underlying, and may publish research or express opinions, that in each case are inconsistent with an investment linked to the underlying. These and other activities of our affiliates or of Wells Fargo or its affiliates may affect the closing value of the underlying in a way that negatively affects the value of and your return on the securities.

The Closing Value Of The Underlying May Be Adversely Affected By Our Or Our Affiliates’, Or By Wells Fargo And Its Affiliates’, Hedging And Other Trading Activities.

We expect to hedge our obligations under the securities through CGMI or other of our affiliates and/or Wells Fargo or its affiliates, who may take positions in the underlying or in financial instruments related to the underlying and may adjust such positions during the term of the securities. Our affiliates and Wells Fargo and its affiliates may also take positions in the underlying or in financial instruments related to the underlying on a regular basis (taking long or short positions or both), for their accounts, for other accounts under their management or to facilitate transactions on behalf of customers. These activities could affect the closing value of the underlying in a way that negatively affects the value of and your return on the securities. They could also result in substantial returns for us or our affiliates or Wells Fargo and its affiliates while the value of the securities declines.

We And Our Affiliates And Wells Fargo And Its Affiliates May Have Economic Interests That Are Adverse To Yours As A Result Of Our And Their Respective Business Activities.

Our affiliates and Wells Fargo and its affiliates engage in business activities with a wide range of companies.  These activities include extending loans, making and facilitating investments, underwriting securities offerings and providing advisory services.  These activities could involve or affect the underlying in a way that negatively affects the value of and your return on the securities. They could also result in substantial returns for us or our affiliates or Wells Fargo or its affiliates while the value of the securities declines.  In addition, in the course of this business, we or our affiliates or Wells Fargo or its affiliates may acquire non-public information, which will not be disclosed to you.

The Calculation Agent, Which Is An Affiliate Of Ours, Will Make Important Determinations With Respect To The Securities.

If certain events occur during the term of the securities, such as market disruption events and other events with respect to the underlying, CGMI, as calculation agent, will be required to make discretionary judgments that could significantly affect your return on the securities.  In making these judgments, the calculation agent’s interests as an affiliate of ours could be adverse to your interests as a holder of the securities.  See “Risk Factors—General Risk Factors Relating To All Securities—The Calculation Agent, Which Is An Affiliate Of Ours, Will Make Important Determinations With Respect To The Securities” in the accompanying product supplement.

Changes That Affect The Underlying May Affect The Value Of Your Securities.

The sponsor of the underlying may at any time make methodological changes or other changes in the manner in which it operates that could affect the value of the underlying.  We are not affiliated with the underlying sponsor and, accordingly, we have no control over any changes such sponsor may make.  Such changes could adversely affect the performance of the underlying and the value of and your return on the securities.

The Securities Will Not Be Adjusted For All Events That Could Affect The Value Of The Shares Of The Underlying.

Certain events may occur during the term of the securities that have a dilutive effect on the value of the shares of the underlying or otherwise adversely affect the market price of such shares. The calculation agent will make certain adjustments for some of these events, as described under “General Terms of the Securities” in the accompanying product supplement. However, an adjustment will not be made for all events that could have a dilutive or adverse effect on such shares or their market price, such as ordinary dividends, partial tender offers or additional public offerings of shares, and the adjustments that are made may not fully offset the dilutive or adverse effect of the particular event. Accordingly, the occurrence of any event that has a dilutive or adverse effect on the shares of the underlying may adversely affect what you receive at maturity or, if applicable, any other payment owed to you under the securities. Unlike an investor in the securities, a direct holder of such shares may receive an offsetting benefit from any such event that may not be reflected in an adjustment to the terms of the securities; therefore, you may experience dilution or adverse consequences in a circumstance in which a direct holder would not.

Market Linked Securities—Auto-Callable with Contingent Coupon with Memory Feature and Contingent Downside Principal at Risk Securities Linked to the ARK Genomic Revolution ETF due February 2, 2029

If A Reorganization Event Occurs With Respect To The Underlying, The Calculation Agent May Make Adjustments To The Terms Of The Securities That Adversely Affect Your Return On The Securities.

If a reorganization event occurs with respect to the underlying to which the securities are linked, the calculation agent will have discretion to make such adjustments to the terms of the securities as the calculation agent determines appropriate to account for the economic effect on the securities of such event. In such an event, the calculation agent may, but is not required to, select a successor to which the securities may become linked thereafter. In any case, the adjustments made by the calculation agent to the terms of the securities may adversely affect the value of and your return on the securities.

A Contingent Coupon Payment Date And The Stated Maturity Date May Be Postponed If A Calculation Day is Postponed.

A calculation day (including the final calculation day) will be postponed for non-trading days and certain market disruption events. If such a postponement occurs, the related contingent coupon payment date or maturity date, as applicable, will be postponed. For more information regarding adjustments to the calculation days and payment dates and the circumstances that may result in a market disruption event, see the relevant sections of the accompanying product supplement.

The U.S. Federal Tax Consequences Of An Investment In The Securities Are Unclear.

There is no direct legal authority regarding the proper U.S. federal tax treatment of the securities, and we do not plan to request a ruling from the Internal Revenue Service (the “IRS”).  Consequently, significant aspects of the tax treatment of the securities are uncertain, and the IRS or a court might not agree with the treatment of the securities as described in “United States Federal Tax Considerations” below.  If the IRS were successful in asserting an alternative treatment of the securities, the tax consequences of the ownership and disposition of the securities might be materially and adversely affected.  Moreover, future legislation, Treasury regulations or IRS guidance could adversely affect the U.S. federal tax treatment of the securities, possibly retroactively.

Non-U.S. investors should note that persons having withholding responsibility in respect of the securities may withhold on any coupon payment paid to a non-U.S. investor, generally at a rate of 30%.  To the extent that we have withholding responsibility in respect of the securities, we intend to so withhold.

You should read carefully the discussion under “United States Federal Tax Considerations” and “General Risk Factors Relating to All Securities” in the accompanying product supplement and “United States Federal Tax Considerations” in this pricing supplement.  You should also consult your tax adviser regarding the U.S. federal tax consequences of an investment in the securities, as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Market Linked Securities—Auto-Callable with Contingent Coupon with Memory Feature and Contingent Downside Principal at Risk Securities Linked to the ARK Genomic Revolution ETF due February 2, 2029

Hypothetical Returns

If the securities are automatically redeemed:

If the securities are automatically redeemed prior to maturity, you will receive the stated principal amount of your securities plus the related contingent coupon payment and any previously unpaid contingent coupon payments on the immediately following contingent coupon payment date. In the event the securities are automatically redeemed, your total return on the securities will equal any contingent coupon payments received prior to such contingent coupon payment date and any contingent coupon payment(s) received on such contingent coupon payment date.

If the securities are not automatically redeemed:

If the securities are not automatically redeemed prior to maturity, the following table illustrates, for a range of hypothetical performance factors, the hypothetical maturity payment amount payable at maturity per security (excluding the final contingent coupon payment and any previously unpaid contingent coupon payments, if due).  The performance factor is the closing value of the underlying on the final calculation day divided by the starting value.

Hypothetical performance factor	Hypothetical maturity payment amount per security
175.00%	$1,000.00
160.00%	$1,000.00
150.00%	$1,000.00
140.00%	$1,000.00
130.00%	$1,000.00
120.00%	$1,000.00
110.00%	$1,000.00
100.00%	$1,000.00
90.00%	$1,000.00
80.00%	$1,000.00
70.00%	$1,000.00
60.00%	$1,000.00
59.99%	$599.90
50.00%	$500.00
40.00%	$400.00
30.00%	$300.00
25.00%	$250.00

The above figures do not take into account contingent coupon payments, if any, received during the term of the securities. As evidenced above, in no event will you have a positive return based on the maturity payment amount; any positive return will be based solely on the contingent coupon payments, if any, received during the term of the securities.

The above figures are for purposes of illustration only and may have been rounded for ease of analysis. If the securities are not automatically redeemed prior to maturity, the actual amount you will receive at maturity will depend on the actual closing value of the underlying on the final calculation day.

Market Linked Securities—Auto-Callable with Contingent Coupon with Memory Feature and Contingent Downside Principal at Risk Securities Linked to the ARK Genomic Revolution ETF due February 2, 2029

Hypothetical Examples

The examples in the first section below illustrate how to determine whether a contingent coupon will be paid (and whether any previously unpaid contingent coupon payments will be paid) and whether the securities will be automatically redeemed following a calculation day that is also a potential autocall date.  The examples in the second section below illustrate how to determine the maturity payment amount on the securities if the securities are not automatically redeemed prior to maturity.  The examples are solely for illustrative purposes, do not show all possible outcomes and are not a prediction of any payment that may be made on the securities.

The examples below are based on the following hypothetical values and do not reflect the actual starting value, coupon threshold value or downside threshold value.  For the actual starting value, coupon threshold value and downside threshold value, see “Terms of the Securities” above.  We have used these hypothetical values, rather than the actual values, to simplify the calculations and aid understanding of how the securities work.  However, you should understand that the actual payments on the securities will be calculated based on the actual starting value, coupon threshold value and downside threshold value, and not the hypothetical values indicated below.  The examples below assume that the contingent coupon rate is set at the lowest value indicated in “Terms of the Securities” above.  The actual contingent coupon rate will be determined on the pricing date.

Hypothetical starting value	$100.00
Hypothetical coupon threshold value	$60.00 (60% of the hypothetical starting value)
Hypothetical downside threshold value	$60.00 (60% of the hypothetical starting value)

Hypothetical Contingent Coupon Payments and any Payment upon Automatic Early Redemption Following a Calculation Day that is also a Potential Autocall Date

The hypothetical examples below illustrate how to determine whether a contingent coupon will be paid (and whether any previously unpaid contingent coupon payments will be paid) and whether the securities will be automatically redeemed following a hypothetical calculation day that is also a potential autocall date, assuming that the closing value of the underlying on the hypothetical calculation day is as indicated below.

	Hypothetical closing value of the underlying on hypothetical calculation day	Hypothetical payment per security on related contingent coupon payment date
Example 1 – Hypothetical Calculation Day #1:	$90.00	$29.00 (contingent coupon is paid; securities not redeemed)
Example 2 – Hypothetical Calculation Day #2:	$45.00	$0.00 (no contingent coupon; securities not redeemed)
Example 3 – Hypothetical Calculation Day #3:	$105.00	$1,058.00 (contingent coupon and the previously unpaid contingent coupon are paid; securities redeemed)

Example 1: On hypothetical calculation day #1, the closing value of the underlying is greater than the coupon threshold value but less than the starting value.  As a result, investors in the securities would receive the contingent coupon payment of $29.00 per security on the related contingent coupon payment date and the securities would not be automatically redeemed.

Example 2: On hypothetical calculation day #2, the closing value of the underlying is less than the coupon threshold value.  As a result, investors would not receive any payment on the related contingent coupon payment date and the securities would not be automatically redeemed.

Investors in the securities will not receive a contingent coupon on the contingent coupon payment date following a calculation day if, on that calculation day, the closing value of the underlying is less than the coupon threshold value.

Example 3: On hypothetical calculation day #3, the closing value of the underlying is greater than both the coupon threshold value and the starting value.  As a result, the securities would be automatically redeemed on the related contingent coupon payment date for an

Market Linked Securities—Auto-Callable with Contingent Coupon with Memory Feature and Contingent Downside Principal at Risk Securities Linked to the ARK Genomic Revolution ETF due February 2, 2029

amount in cash equal to $1,000 plus the related contingent coupon payment and any previously unpaid contingent coupon payments. Because no contingent coupon payment was received in connection with hypothetical calculation day #2, investors in the securities would also receive the previously unpaid contingent coupon payment on the related contingent coupon payment date, for a total of $1,058.00 per security.

If the calculation day were not also a potential autocall date, the securities would not be automatically redeemed on the related contingent coupon payment date.

Hypothetical Payments at Maturity

The next hypothetical examples illustrate the calculation of the maturity payment amount on the securities, assuming that the securities have not been earlier automatically redeemed and that the closing value of the underlying on the final calculation day is as indicated below.

	Hypothetical closing value of the underlying on final calculation day	Hypothetical maturity payment amount per security
Example 4	$110.00 (performance factor = $110.00 / $100.00 = 1.10)	$1,029.00 plus any previously unpaid contingent coupon payments
Example 5	$40.00 (performance factor = $40.00 / $100.00 = 0.40)	$400.00
Example 6	$0.00 (performance factor = $0.00 / $100.00 = 0.00)	$0.00

Example 4: The closing value of the underlying on the final calculation day is greater than the downside threshold value.  Accordingly, at maturity, you would receive the stated principal amount of the securities plus the contingent coupon payment due at maturity, for a total of $1,029.00 per security (plus any previously unpaid contingent coupon payments), but you would not participate in the appreciation of the underlying.

Example 5: The closing value of the underlying on the final calculation day is less than the downside threshold value.  Accordingly, at maturity, you would receive a payment per security calculated as follows:

Maturity payment amount = $1,000 × the performance factor

= $1,000 × 0.40

= $400

In this scenario, because the closing value of the underlying on the final calculation day is less than the downside threshold value, you would lose a significant portion of your investment in the securities. In addition, because the closing value of the underlying is below the coupon threshold value, you would not receive any contingent coupon payment at maturity (including any previously unpaid contingent coupon payments).

Example 6: The closing value of the underlying on the final calculation day is less than the downside threshold value.  Accordingly, at maturity, you would receive a payment per security calculated as follows:

Maturity payment amount = $1,000 × the performance factor

= $1,000 × 0.00

= $0

In this scenario, because the closing value of the underlying on the final calculation day is zero, you would lose your entire investment in the securities. In addition, because the closing value of the underlying is below the coupon threshold value, you would not receive any contingent coupon payment at maturity (including any previously unpaid contingent coupon payments).

It is possible that the closing value of the underlying will be less than the coupon threshold value on each calculation day and less than the downside threshold value on the final calculation day, such that you will not receive any contingent coupon payments over the term of the securities (including any previously unpaid contingent coupon payments) and will receive significantly less than the stated principal amount of your securities at maturity.

Market Linked Securities—Auto-Callable with Contingent Coupon with Memory Feature and Contingent Downside Principal at Risk Securities Linked to the ARK Genomic Revolution ETF due February 2, 2029

The ARK Genomic Revolution ETF

The ARK Genomic Revolution ETF is an actively-managed exchange-traded fund of ARK ETF Trust, a registered investment company, with an investment objective of long-term growth of capital, that primarily invests, under normal circumstances, at least 80% of its assets in equity securities of U.S. and non-U.S. companies across multiple sectors, including healthcare, information technology, materials, energy and consumer discretionary, that are relevant to the ARK Genomic Revolution ETF’s investment theme of genomics revolution.

Information provided to or filed with the SEC by the ARK Genomic Revolution ETF pursuant to the Securities Act of 1933, as amended, and the Investment Company Act of 1940, as amended, can be located by reference to SEC file numbers 333-191019 and 811-22883, respectively, through the SEC’s website at http://www.sec.gov. In addition, information may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents. The underlying shares of the ARK Genomic Revolution ETF trade on the Cboe BZX Exchange, Inc. under the ticker symbol “ARKG.”

We have derived all information regarding the ARK Genomic Revolution ETF from publicly available information and have not independently verified any information regarding the ARK Genomic Revolution ETF. This pricing supplement relates only to the securities and not to the ARK Genomic Revolution ETF. We make no representation as to the performance of the ARK Genomic Revolution ETF over the term of the securities.

The securities represent obligations of Citigroup Global Markets Holdings Inc. (guaranteed by Citigroup Inc.) only. The sponsor of the ARK Genomic Revolution ETF is not involved in any way in this offering and has no obligation relating to the securities or to holders of the securities.

Historical Information

The closing value of the ARK Genomic Revolution on January 20, 2026 was $31.61.

The graph below shows the closing value of the ARK Genomic Revolution ETF for each day such value was available from January 4, 2021 to January 20, 2026. We obtained the closing values from Bloomberg L.P., without independent verification. If certain corporate transactions occurred during the historical period shown below, including, but not limited to, spin-offs or mergers, then the closing values shown below for the period prior to the occurrence of any such transaction have been adjusted by Bloomberg L.P. as if any such transaction had occurred prior to the first day in the period shown below. You should not take historical closing values as an indication of future performance.

Market Linked Securities—Auto-Callable with Contingent Coupon with Memory Feature and Contingent Downside Principal at Risk Securities Linked to the ARK Genomic Revolution ETF due February 2, 2029

United States Federal Tax Considerations

You should read carefully the discussion under “United States Federal Tax Considerations” and “General Risk Factors Relating to All Securities” in the accompanying product supplement and “Summary Risk Factors” in this pricing supplement.

Due to the lack of any controlling legal authority, there is substantial uncertainty regarding the U.S. federal tax consequences of an investment in the securities.  In connection with any information reporting requirements we may have in respect of the securities under applicable law, we intend (in the absence of an administrative determination or judicial ruling to the contrary) to treat the securities for U.S. federal income tax purposes as prepaid forward contracts with associated coupon payments that will be treated as gross income to you at the time received or accrued in accordance with your regular method of tax accounting.  In the opinion of our counsel, Davis Polk & Wardwell LLP, this treatment of the securities is reasonable under current law; however, our counsel has advised us that it is unable to conclude affirmatively that this treatment is more likely than not to be upheld, and that alternative treatments are possible.  Moreover, our counsel’s opinion is based on market conditions as of the date of this preliminary pricing supplement and is subject to confirmation on the pricing date.

Assuming this treatment of the securities is respected and subject to the discussion in “United States Federal Tax Considerations” in the accompanying product supplement, the following U.S. federal income tax consequences should result under current law:

•	Any coupon payments on the securities should be taxable as ordinary income to you at the time received or accrued in accordance with your regular method of accounting for U.S. federal income tax purposes.

•	Upon a sale or exchange of a security (including retirement at maturity), you should recognize capital gain or loss equal to the difference between the amount realized and your tax basis in the security. For this purpose, the amount realized does not include any coupon paid on retirement and may not include sale proceeds attributable to an accrued coupon, which may be treated as a coupon payment. Such gain or loss should be long-term capital gain or loss if you held the security for more than one year.

We do not plan to request a ruling from the IRS regarding the treatment of the securities. An alternative characterization of the securities could materially and adversely affect the tax consequences of ownership and disposition of the securities, including the timing and character of income recognized. In addition, the U.S. Treasury Department and the IRS have requested comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar financial instruments and have indicated that such transactions may be the subject of future regulations or other guidance. Furthermore, members of Congress have proposed legislative changes to the tax treatment of derivative contracts. Any legislation, Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect. You should consult your tax adviser regarding possible alternative tax treatments of the securities and potential changes in applicable law.

Withholding Tax on Non-U.S. Holders. Because significant aspects of the tax treatment of the securities are uncertain, persons having withholding responsibility in respect of the securities may withhold on any coupon payment paid to Non-U.S. Holders (as defined in the accompanying product supplement), generally at a rate of 30%. To the extent that we have (or an affiliate of ours has) withholding responsibility in respect of the securities, we intend to so withhold.  In order to claim an exemption from, or a reduction in, the 30% withholding, you may need to comply with certification requirements to establish that you are not a U.S. person and are eligible for such an exemption or reduction under an applicable tax treaty. You should consult your tax adviser regarding the tax treatment of the securities, including the possibility of obtaining a refund of any amounts withheld and the certification requirement described above.

As discussed under “United States Federal Tax Considerations—Tax Consequences to Non-U.S. Holders” in the accompanying product supplement, Section 871(m) of the Code and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% withholding tax on dividend equivalents paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities (“U.S. Underlying Equities”) or indices that include U.S. Underlying Equities.  Section 871(m) generally applies to instruments that substantially replicate the economic performance of one or more U.S. Underlying Equities, as determined based on tests set forth in the applicable Treasury regulations.  However, the regulations, as modified by an IRS notice, exempt financial instruments issued prior to January 1, 2027 that do not have a “delta” of one.  Based on the terms of the securities and representations provided by us as of the date of this preliminary pricing supplement, our counsel is of the opinion that the securities should not be treated as transactions that have a “delta” of one within the meaning of the regulations with respect to any U.S. Underlying Equity and, therefore, should not be subject to withholding tax under Section 871(m).  However, the final determination regarding the treatment of the securities under Section 871(m) will be made as of the pricing date for the securities, and it is possible that the securities will be subject to withholding tax under Section 871(m) based on the circumstances as of that date.

A determination that the securities are not subject to Section 871(m) is not binding on the IRS, and the IRS may disagree with this treatment.  Moreover, Section 871(m) is complex and its application may depend on your particular circumstances, including your other transactions.  You should consult your tax adviser regarding the potential application of Section 871(m) to the securities.

We will not be required to pay any additional amounts with respect to amounts withheld.

Market Linked Securities—Auto-Callable with Contingent Coupon with Memory Feature and Contingent Downside Principal at Risk Securities Linked to the ARK Genomic Revolution ETF due February 2, 2029

You should read the section entitled “United States Federal Tax Considerations” in the accompanying product supplement.  The preceding discussion, when read in combination with that section, constitutes the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of owning and disposing of the securities.

You should also consult your tax adviser regarding all aspects of the U.S. federal income and estate tax consequences of an investment in the securities and any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Supplemental Plan of Distribution

Pursuant to the terms of the Amended and Restated Global Selling Agency Agreement, dated April 7, 2017, CGMI, acting as principal, will purchase the securities from Citigroup Global Markets Holdings Inc. CGMI, as the lead agent for the offering, expects to sell the securities to Wells Fargo, as agent.  Wells Fargo will receive an underwriting discount and commission of up to 2.225% ($22.25) for each security it sells.  Wells Fargo may pay selected dealers, which may include WFA, a fixed selling commission of 1.75% ($17.50) for each security they sell.  In addition to the selling commission allowed to WFA, Wells Fargo may pay $0.75 per security of the underwriting discount and commission to WFA as a distribution expense fee for each security sold by WFA.

In addition, in respect of certain securities sold in this offering, CGMI may pay a fee of up to $2.00 per security to selected securities dealers in consideration for marketing and other services in connection with the distribution of the securities to other securities dealers.

For the avoidance of doubt, the fees and selling concessions described in this pricing supplement will not be rebated if the securities are automatically redeemed prior to maturity.

Valuation of the Securities

CGMI calculated the estimated value of the securities set forth on the cover page of this pricing supplement based on proprietary pricing models. CGMI’s proprietary pricing models generated an estimated value for the securities by estimating the value of a hypothetical package of financial instruments that would replicate the payout on the securities, which consists of a fixed-income bond (the “bond component”) and one or more derivative instruments underlying the economic terms of the securities (the “derivative component”). CGMI calculated the estimated value of the bond component using a discount rate based on our internal funding rate. CGMI calculated the estimated value of the derivative component based on a proprietary derivative-pricing model, which generated a theoretical price for the instruments that constitute the derivative component based on various inputs, including the factors described under “Summary Risk Factors—The Value Of The Securities Prior To Maturity Will Fluctuate Based On Many Unpredictable Factors” in this pricing supplement, but not including our or Citigroup Inc.’s creditworthiness. These inputs may be market-observable or may be based on assumptions made by CGMI in its discretionary judgment.

The estimated value of the securities is a function of the terms of the securities and the inputs to CGMI’s proprietary pricing models.  As of the date of this preliminary pricing supplement, it is uncertain what the estimated value of the securities will be on the pricing date because certain terms of the securities have not yet been fixed and because it is uncertain what the values of the inputs to CGMI’s proprietary pricing models will be on the pricing date.

We have been advised that, for a period of approximately three months following issuance of the securities, the price, if any, at which Wells Fargo would be willing to buy the securities from investors, and the value that will be indicated for the securities on any brokerage account statements prepared by Wells Fargo or its affiliates, will reflect a temporary upward adjustment from the price or value that would otherwise be determined.  This temporary upward adjustment represents a portion of the costs associated with selling, structuring and hedging the securities that are included in the public offering price of the securities.  The amount of this temporary upward adjustment will decline to zero on a straight-line basis over the three-month temporary adjustment period.  However, Wells Fargo is not obligated to buy the securities from investors at any time.  See “Summary Risk Factors—The Securities Will Not Be Listed On Any Securities Exchange And You May Not Be Able To Sell Them Prior To Maturity.”

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